Contact:  Robert J. Dickson
                                             Treasurer
                                             (610) 208-2165

IMMEDIATE RELEASE


CARPENTER'S OFFERING OF 3,162,500 COMMON SHARES
PRICED AT $48 1/16

     Reading, PA (March 9, 1998) -- Carpenter Technology Corporation (NYSE:CRS) today announced a public offering of 3,162,500 shares of common stock priced at $48 1/16 per share.
     All of the shares of common stock are being sold by Carpenter. Net proceeds from the sale of the shares will be used to repay debt incurred to finance the acquisition of Talley Industries Inc., which was completed on February 19, 1998.
     The underwriting group is managed by J.P. Morgan & Co.; Credit Suisse First Boston; Bear, Stearns & Co. Inc.; and PaineWebber Incorporated.
     Carpenter is a leading manufacturer and distributor of specialty materials, such as stainless steel, specialty alloys, titanium, tool steels, ceramics and other advanced metals.
     Talley is a diversified company that operates in three basic segments: stainless steel processing and distribution, government products and services, and industrial products. Carpenter intends to retain Talley's stainless steel processing and distribution
(More)
Page 2 - Carpenter/Stock Offering Pricing

business and to divest the other segments. The divestitures are currently underway.
# # #
     (Editor's Note: This announcement will not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.
     A copy of the final prospectus relating to this offering can be obtained from J.P. Morgan & Co. at 610 Wall Street, New York, N.Y. 10260; telephone
(212) 648-1532.)